UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 17, 2007

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On January 17, 2006, Entercom Communications Corp. (the “Company”), through certain wholly owned subsidiaries, entered into an asset exchange agreement with Bonneville International Corporation (“Bonneville”).  Pursuant to this exchange agreement, the Company will receive from Bonneville three FM stations in San Francisco (KOIT-FM, KDFC-FM and KMAX -FM) and $1 million in cash.  In exchange, Bonneville will receive from the Company four FM stations in Cincinnati  (WUBE-FM, WKRQ-FM, WYGY-FM and WSWD-FM) and one FM and two AM stations in Seattle (KBSG-FM, KIRO-AM and KTTH-AM).

The closing of the transactions contemplated by the asset exchange agreement is subject to the satisfaction of all of the conditions set forth in the agreement, including without limitation: (i) the consent and approval of the Federal Communications Commission (“FCC”) to the proposed assignment of the licenses issued by the FCC in connection with the operation of the stations; and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing is a summary description of the terms of the agreement and by its nature is incomplete. For further information regarding the terms and conditions of the agreements, reference is made to the complete text of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ John C. Donlevie
John C. Donlevie
Executive Vice President

Dated: January 22, 2007